Exhibit 99.3

Conmed Healthcare Management, Inc. Signs Multi-Year Agreement with
Washington County, Maryland Correctional Facility

Conmed Now Provides Healthcare Services to 18 of 23 Total Maryland Counties

Hanover, Md. — (BUSINESS WIRE) — June 18, 2009-- Conmed Healthcare Management, Inc. (OTCBB:CMHM - News), a leading full service provider of correctional facility healthcare services to county detention centers, today announced that it has signed a one-year contract, with four one-year renewal option periods, with Washington County, Maryland effective July 1, 2009. The contract with Washington County, a new customer, is valued at approximately $1.0 million per year for a total of over $5.0 million over the life of the contract. After the initial one year period of the contract, rates for subsequent years are subject to automatic annual increases linked to the Medical Services CPI and adjustments for changes in inmate population. Conmed now has healthcare service contracts with 18 of 23 Maryland counties.

Under terms of the contract, Conmed will provide a complete suite of inmate medical services that includes staffing of physicians and nurses, ancillary services such as laboratory and diagnostic imaging, and dental services to the County’s Adult Detention facility with a population of approximately 450 inmates.  Additionally, behavioral health services will be provided through Conmed’s subsidiary, Correctional Mental Health Services, LLC.  Conmed was awarded the service contract through a competitive proposal process, supplanting an out-of-state competitor who had formerly provided services to the Washington County Detention Center.

Dr. Richard W. Turner, Chairman of the Board and Chief Executive Officer of Conmed, commented, “We are extremely pleased to welcome Washington County to the Conmed family. Our track record and long standing reputation throughout the state was a significant factor in Washington County selecting us as their provider.  Signing the 18th Maryland County out of its 23 total counties is a reflection of the reputation we have earned for delivering quality, reliability and value for municipalities and their respective inmate populations.  The Washington County Sheriff’s Department is a well respected Agency and we are pleased to have the opportunity to serve the community as well as the Department.”

Washington County, established in 1776 and the first county in the U.S. to be named for General (and later President) George Washington, has a population of approximately 145,000.  The county is located in western Maryland, bordering southern Pennsylvania to the north, northern Virginia to the south, and the Eastern Panhandle of West Virginia to the south and west.

About Conmed

Conmed has provided correctional healthcare services since 1984, beginning in the State of Maryland, and currently services detention centers and correctional facilities in thirty-five counties in seven states, including Washington, Arizona, Kansas, Maryland, Oklahoma, Oregon and Virginia. Conmed's services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward-Looking Statements

This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements that are not historical facts including statements which may be identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans", "projects", "potentially" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control) including, without limitation, the Company's ability to increase revenue and to continue to obtain new contracts, contract renewals and extensions~~.~~; the ability to obtain bonds; decreases in occupancy levels or disturbances at detention centers; malpractice litigation; the ability to utilize third party administrators for out-of-facility care; compliance with laws and government regulations, including those relating to healthcare; competition; termination of contracts due to lack of government appropriations; material adverse changes in economic and industry conditions in the healthcare market; negative publicity regarding the provision of correctional healthcare services; dependence on key personnel and the ability to hire skilled personnel; increases in healthcare costs; insurance; completion and integration of future acquisitions; public company obligations; and stock price volatility. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2008. Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 410-567-5529
Chief Financial Officer
tfry@conmed-inc.com

or
Hayden IR
Peter Seltzberg, 212-946-2849
peter@haydenir.com